================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Silicon Valley Research, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            6360 San Ignacio Avenue
                              San Jose, CA 95119
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                         SILICON VALLEY RESEARCH, INC.
                  6360 SAN IGNACIO AVENUE SAN JOSE, CA 95119

                                                                  July 31, 1998

To Our Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders of SILICON VALLEY RESEARCH, INC. on Wednesday, September 2, 1998, at the Company's corporate headquarters, 6360 San Ignacio Avenue, San Jose, California, at 2:00 p.m., Pacific Daylight Time.

  The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed is a copy of the 1998 SILICON VALLEY RESEARCH, INC. Annual Report, which includes audited financial statements and certain other information.

  It is important that you use this opportunity to take part in the affairs of SILICON VALLEY RESEARCH, INC. by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

  We look forward to seeing you at the meeting.

                                       Sincerely,

                                       Robert R. Anderson
                                       Chief Executive Officer and
                                       Chairman of the Board of Directors

Enclosures

                              PRELIMINARY COPIES

                         SILICON VALLEY RESEARCH, INC.
                            6360 SAN IGNACIO AVENUE
                              SAN JOSE, CA 95119

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON WEDNESDAY, SEPTEMBER 2, 1998

                               ----------------

Dear Shareholders:

  You are invited to attend the Annual Meeting of Shareholders of SILICON VALLEY RESEARCH, INC. (the "Company"), which will be held at 2:00 p.m., Pacific Daylight Time, on Wednesday, September 2, 1998, at the Company's corporate headquarters, 6360 San Ignacio Avenue, San Jose, California, for the following purposes:

    1. To elect four directors of the Company to serve until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified or until their earlier resignation or removal.

    2. To amend the Company's Amended and Restated Articles of Incorporation to increase the number of shares of common stock, no par value ("Common Stock") authorized from 40,000,000 to 60,000,000.

    3. To approve an amendment to the Company's 1988 Stock Option Plan that increases the number of shares authorized to be issued thereunder from 3,745,976 to 5,745,976.

    4. To approve amendments to the Company's 1990 Directors' Stock Option Plan to extend the term of the Directors' Plan and to (i) increase the number of shares for the initial stock option grant to non-employee directors who own less than 1% of the total combined voting power of the Company ("Outside Directors") from 20,000 shares to 45,000, (ii) increase the number of shares for the initial stock option grant to non-employee directors who own 1% or more of the total combined voting power of the Company ("Investor Directors") from 10,000 shares to 45,000, (iii) increase the number of shares for the annual stock option grant to Outside Directors from 3,000 shares to 9,000, (iv) increase the number of shares for the annual stock option grant to Investor Directors from 1,000 shares to 9,000, and (v) provide that each Outside Director and Investor Director who received an initial stock option grant prior to September 2, 1998 and is serving as a director at the time of shareholder approval of these amendments will receive an additional grant of 25,000 and 35,000 shares, respectively, and provide that each Outside Director and Investor Director who received an annual stock option grant prior to September 2, 1998 and is serving as a director at the time of shareholder approval of these amendments will receive an additional grant of 6,000 and 8,000 shares, respectively, effective upon shareholder approval of these proposed amendments to the 1990 Directors' Stock Option Plan.

    5. To approve an amendment to the Company's Amended and Restated Articles of Incorporation to effect within six months of the 1998 Annual Meeting of Shareholders a one-for-three reverse stock split of the outstanding shares of the Company's Common Stock.

    6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Shareholders of record of the Company's Common Stock at the close of business on July 24, 1998 are entitled notice of, and to vote at, the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          Robert R. Anderson
                                          Chairman

San Jose, California
July 31, 1998

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                              PRELIMINARY COPIES

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 JULY 31, 1998

  The accompanying proxy is solicited on behalf of the Board of Directors of SILICON VALLEY RESEARCH, INC., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on September 2, 1998, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is July 31, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

  Annual Report. An annual report for the fiscal year ended March 31, 1998 is enclosed with this Proxy Statement.

  Voting Securities. Only shareholders of record as of the close of business on July 24, 1998 will be entitled to vote at the meeting and any adjournment
thereof. As of that date, there were           shares of common stock, no par
value ("Common Stock") of the Company issued and outstanding. Shareholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

  Shareholders have cumulative voting rights in the election of directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate his or her votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and unless a shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate his or her votes. If any shareholder gives such notice, all shareholders may then cumulate their votes. Management is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.

  Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit shareholders by mail through its regular employees and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

  Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

  Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information as of July 8, 1998, with respect to the beneficial ownership of the Company's Common Stock by

(i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the persons named in the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group.

         NAME AND ADDRESS OF BENEFICIAL      AMOUNT AND NATURE OF     PERCENT
           OWNER OR IDENTITY OF GROUP       BENEFICIAL OWNERSHIP(1) OF CLASS(2)
         ------------------------------     ----------------------- -----------
      Austin Marxe(3)......................        7,895,368           26.7
       153 E. 53rd Street, 51st Floor
       New York, NY 10022
      J.F. Shea Co., Inc.(4)...............        6,866,553           23.6
       655 Brea Canyon Road
       Walnut, CA 91789
      Bay Area Micro-Cap Fund, L.P.(5).....        2,603,830            9.5
       1151 Bay Laurel Drive
       Menlo Park, CA 94025
      Robert R. Anderson(6)................        2,226,221            8.2
       6360 San Ignacio Avenue
       San Jose, CA 95119
      James O. Benouis(7)..................        1,765,385            6.7
       7608 Highway 71 West, Suites C & D
       Austin, TX 78735
      Roy L. Rogers(8).....................        1,572,279            5.9
       2800 Sand Hill Road, Suite 120
       Menlo Park, CA 94025
      David R. Reebel(9)...................        1,384,615            5.3
       7608 Highway 71 West, Suites C & D
       Austin, TX 78735
      Dr. Thomas A. Sherby(10).............           30,633              *
      Minoru Takagi(11)....................           54,614              *
      Laurence G. Colegate, Jr.(12)........          148,942              *
      Dr. Donald L. Hanson(13).............           34,000              *
      All executive officers and directors
       as a group(14) (7 persons)..........        5,832,074           21.0

--------
  *  Less than 1%

 (1) Unless otherwise indicated below, each person or entity named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

 (2) Percentage of ownership is based on 26,190,113 shares of Common Stock outstanding on July 8, 1998.

 (3) Includes 1,331,784 shares and 1,331,784 shares subject to warrants exercisable within 60 days of July 8, 1998 held by Special Situations Private Equity Fund, L.P., 2,354,879 shares and 1,491,379 shares subject to warrants exercisable within 60 days of July 8, 1998 held by Special Situations Fund III, L.P. and 807,021 shares and 578,521 shares subject to warrants exercisable within 60 days of July 8, 1998 held by Special Situations Cayman Fund, L.P. Mr. Marxe is a General Partner of Special Situations Private Equity Fund, L.P., Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P.

 (4) Includes 3,419,261 shares and 2,960,518 shares subject to warrants exercisable within 60 days of July 8, 1998 held by J.F. Shea Co., Inc. ("JFSCI"), 7,258 shares held by Peter O. Shea, Vice President and Director of JFSCI, and 7,258 shares held by John F. Shea, President and Director of JFSCI. Also includes 472,258 shares held by the E&M RP Trust (of which Mr. Edmund H. Shea, Jr., Vice President and Director of JFSCI, is trustee).

 (5) Includes 1,320,165 shares and 1,193,665 shares subject to warrants exercisable within 60 days of July 8, 1998 held by Bay Area Micro-Cap, Fund L.P. ("BAMCF") and 90,000 shares held by Gregory F. Wilbur, a General Partner of BAMCF.

 (6) Includes 470,956 shares held in trusts of which Mr. Anderson is trustee, including 400,956 shares held by the Robert R. and Sally E. Anderson Trust, 12,500 shares held by the Robert K. Anderson Trust, 12,500 shares held by the Sharon Davidson Trust, 35,000 shares held by the Timothy R. Anderson Trust and 10,000 shares held by the Steven Davidson Trust. Also includes 17,550 shares of which Mr. Anderson disclaims beneficial ownership, including 2,550 shares owned by Sharon Davidson and 15,000 shares owned by Steven Davidson, two of Mr. Anderson's children. Also includes 771,775 shares, 846,775 shares subject to warrants exercisable within 60 days of July 8, 1998 and 119,165 shares subject to options exercisable within 60 days of July 8, 1998 held directly by Mr. Anderson.

 (7) Mr. Benouis is currently an executive officer and director of the Company.

 (8) Represents 283,333 shares held by R & W Ventures (a limited partnership of which Roy L. Rogers serves as a General Partner), 837,580 shares and 414,554 shares subject to warrants exercisable within 60 days of July 8, 1998 held by the Rogers Family Trust (of which Roy L. Rogers serves as trustee) and 15,000 shares held by the Roy L. Rogers IRA. Also includes 21,812 shares subject to options exercisable within 60 days of July 8, 1998.

 (9) Mr. Reebel is currently an employee of Quality I.C. Corporation, a subsidiary of the Company.

(10) Includes 30,633 shares subject to options exercisable within 60 days of July 8, 1998.

(11) Includes 54,614 shares subject to options exercisable within 60 days of July 8, 1998.

(12) Includes 61,471 shares, 30,000 shares subject to options exercisable within 60 days of July 8, 1998 and 57,471 shares subject to warrants exercisable within 60 days of July 8, 1998.

(13) Includes 9,000 shares held by two Donald L. Hanson IRAs and 25,000 shares subject to options exercisable within 60 days of July 8, 1998.

(14) Includes 281,224 shares subject to options exercisable within 60 days of July 8, 1998 and 1,318,800 shares subject to warrants exercisable within 60 days of July 8, 1998.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Company's directors are elected annually to serve until the next annual meeting of shareholders and thereafter until their successors are elected and are qualified. The Bylaws of the Company authorize a flexible number of directors ranging from five to nine. At the 1997 Annual Meeting of Shareholders, four directors were elected to serve on the Company's Board of Directors (the "Board") and there was one vacancy. In November 1997, Benjamin Huberman resigned from his position on the Board and in April 1998, James O. Benouis was appointed to the Board. Following the Annual Meeting of Shareholders that will be held on September 2, 1998, there will be one vacancy on the Board.

  Unless otherwise directed by shareholders, the proxyholders will vote all shares represented by proxies held by them for the election of the following nominees, all of whom are now members of the Board. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee and will vote for a substitute nominee for the office of director as the Board may recommend. If a quorum is present and voting, the four nominees for director receiving the highest number of votes will be elected directors. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e. "broker non-votes", will be counted as present for purposes of determining if a quorum is present.

DIRECTORS/NOMINEES

  The names of the nominees to the Board and their respective ages are as follows:

      NAME                                                    AGE DIRECTOR SINCE
      ----                                                    --- --------------
      Robert R. Anderson(3)..................................  60 January 1994
      James O. Benouis.......................................  30 April 1998
      Roy L. Rogers(1)(2)....................................  63 January 1994
      Dr. Thomas A. Sherby(1)(2).............................  64 September 1994

--------
(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Nominating Committee

  Mr. Anderson has been Chairman of the Company since January 1994 and Chief Executive Officer since December 1996. Prior to that, Mr. Anderson was Chief Executive Officer from April 1994 until July 1995 and was Chief Financial Officer from September 1994 to November 1995. Mr. Anderson co-founded KLA Instruments Corporation ("KLA"), a supplier of equipment for semiconductor companies, in 1975. He served as Vice-Chairman of the Board of KLA from November 1991 to March 1994 and served as Chairman of the Board of KLA from May 1985 to November 1991. Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer of KLA for nine years. Mr. Anderson currently serves as a director of Applied Science & Technology Inc., a supplier of systems components for the semiconductor industry.

  Mr. Benouis became President and Chief Operating Officer of the Company in March 1998. Mr. Benouis came to the Company from Quality I.C. Corporation ("QIC"), an integrated circuit design services company based in Austin, Texas which was acquired by the Company in March 1998, where he was President from 1995 to 1998. While at QIC, his roles included project leadership for all IC design projects, software enhancement and daily business operation management. He holds a degree in Electrical Engineering from the University of Texas.

  Mr. Rogers has been a director of the Company since January 1994. For the last twelve years, Mr. Rogers has served as a general partner of a venture capital limited partnerships, R & W Ventures II. Previously, for a 15-year period, he held management positions in research, institutional sales and corporate finance at Hambrecht & Quist, an investment banking firm.

  Dr. Sherby has been a director of the Company since September 1994. He recently retired from his nine year position as the Chief Executive Officer and Chairman of the Board of Directors of Knights Technology, Inc., a supplier of prepackaged software. He has over 20 years of management experience in the electronics and computer industries with Fairchild Semiconductor, Dataproducts Corp., a manufacturer of peripheral data processing equipment, and AT & T Global Information Solutions (formerly NCR Corporation), a manufacturer of computers and peripherals.

BOARD MEETINGS AND COMMITTEES

  The Board met four times during the fiscal year ended March 31, 1998. Each director attended at least 75% of the meetings of the Board and the Committees on which he served during such period.

  Standing committees of the Board include an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee recommends engagement of the Company's independent accountants, reviews the scope of the audit, considers comments made by the independent accountants and reviews the non-audit services provided by the Company's independent accountants. During fiscal 1998, Thomas A. Sherby and Roy L. Rogers served as members of the Audit Committee and are the current members of the Audit Committee.

  The Compensation Committee reviews and sets the level of cash and other remuneration for the executive officers of the Company, subject to approval by the Board. At various times during fiscal 1998, Roy L. Rogers, Thomas A. Sherby and Benjamin Huberman served as members of the Compensation Committee. Roy L. Rogers and Thomas A. Sherby are the current members of the Compensation Committee.

  The Nominating Committee searches for and selects new members to fill vacancies on the Board occurring between shareholder meetings and determines which candidates will be presented to the shareholders as nominees for election, subject to approval by the Board. Robert R. Anderson is the current member of the Nominating Committee. The Nominating Committee will consider nominees for director recommended by the shareholders of the Company, with the nominee's permission, which nominations should be submitted to the Secretary at the corporate headquarters.

                                PROPOSAL NO. 2

 AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO
           INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

  The Company's Amended and Restated Articles of Incorporation (the "Articles") currently authorize the issuance of up to forty million (40,000,000) shares of Common Stock. The Board of Directors proposes that the Articles be amended to increase the number of shares of Common Stock authorized to sixty million (60,000,000).

  As of July 8, 1998, 26,190,113 shares of the Company's Common Stock were outstanding and 15,107,160 shares of the Company's Common Stock were reserved for issuance upon the exercise of outstanding options and warrants and for future issuance under the Company's benefit plans. A 10% shareholder and an executive officer/director, in consideration of the Company's private placement of equity securities in June 1998, agreed not to exercise warrants to purchase a total of 1,436,781 shares of the Company's Common Stock, until certain conditions were met, including such time as the Company has received shareholder approval and effectively amended its Articles to increase its authorized shares of Common Stock to cover the issuance of shares of Common Stock upon all other contingent issuances of shares of Common Stock by the Company. Each such 10% shareholder and executive officer/director has a personal interest in the proposed amendment to the Articles.

  As set forth in Proposal No. 5 hereto, the Board of Directors is also proposing to effect a one-for-three reverse split of the outstanding shares of the Company's Common Stock without decreasing the authorized number of shares of Common Stock. Such amendment would effectively increase the number of authorized but unissued and unreserved shares of Common Stock in addition to the increase of 20,000,000 shares of authorized but unissued and unreserved Common Stock set forth in this Proposal No. 2.

  The Board of Directors believes that the Company needs to increase the authorized number of shares of Common Stock in order to continue to issue options to attract and motivate employees, to enable the Company to attract and retain qualified persons to serve as non-employee directors of the Company and to have flexibility to raise capital in the future by issuing shares of its Common Stock.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

  The affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Annual Meeting of Shareholders, at which a quorum is present and voting either in person or by proxy, is required for approval of the proposal to amend the Articles to increase the authorized stock. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as negative votes. The Board believes that the proposed amendment to the Articles is in the best interests of the shareholders of the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                PROPOSAL NO. 3

                      AMENDMENT TO 1988 STOCK OPTION PLAN

  The 1988 Stock Option Plan (the "1988 Plan") was adopted by the Board on May 16, 1988 and was approved by the Company's shareholders on August 23, 1988. The 1988 Plan initially provided for the issuance of options to purchase up to 300,000 shares of Common Stock, plus any shares that were or that became available for issuance under the Company's 1984 Employee Stock Option Plan, which expired in August 1989. Options to purchase 375,976 shares became available for issuance under the former 1984 Employee Stock Option Plan. To the extent that any outstanding option under the 1988 Plan expires or terminates prior to exercise in full, the shares of Common Stock for which such option is not exercised become available for future grants under the 1988 Plan. An amendment to the 1988 Plan to increase by 320,000 the number of shares reserved for issuance thereunder and to make certain changes required by the California Department of Corporations was approved by the Board on March 22, 1993 and by the Company's shareholders on August 26, 1993. An amendment to the 1988 Plan to increase by 250,000 the number of shares reserved for issuance thereunder was approved by the Board on May 16, 1994 and by the Company's shareholders on September 8, 1994. An amendment to the 1988 Plan to increase by 500,000 the number of shares reserved for issuance thereunder was approved by the Board on July 24, 1995 and by the Company's shareholders on September 6, 1995. An amendment to the 1988 Plan to increase by 1,000,000 the number of shares reserved for issuance thereunder was approved by the Board on May 15, 1996 and by the Company's shareholders on September 19, 1996. An amendment to extend the term of the 1988 Plan until May 16, 2008 and to increase by 1,000,000 the number of shares reserved for issuance thereunder was approved by the Board on June 6, 1997 and by the Company's shareholders on September 4, 1997. Accordingly, a total of 3,745,976 shares have been reserved for issuance under the 1988 Plan and as of July 8, 1998, there were 1,162,565 shares available for future grants under the 1988 Plan.

  On April 21, 1998, the Board amended the 1988 Plan, subject to shareholder approval, to increase the number of shares authorized to be issued thereunder from 3,745,976 to 5,745,976. As of July 8, 1998, options to purchase 2,128,678 shares were outstanding under the 1988 Plan, with exercise prices ranging from $0.50 to $6.50, a weighted average exercise price of $0.70, and expiration dates ranging from March 23, 1999 to July 2, 2008 and approximately 55 persons were eligible to participate in the 1988 Plan.

  A summary of the principal provisions of the 1988 Plan and the proposed amendments thereto is set forth below under "1988 Stock Option Plan."

  The Board of Directors now seeks shareholder approval of the amendment to the Company's 1988 Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder by 2,000,000 shares from a total of 3,745,976 shares to a total of 5,745,976 shares. An increase in the number of shares reserved for issuance under the 1988 Plan is needed to enable the Company to continue to grant options to employees in accordance with its existing compensation policies. Management of the Company believes that the ability to grant options to employees is essential to the Company's ability to attract and retain highly qualified employees.

  Since each executive officer of the Company is eligible to participate in the 1988 Plan, each such officer has a personal interest in the proposed amendment to the 1988 Plan.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

  The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

  The Board of Directors believes that the proposed amendment to increase the share reserve of the 1988 Stock Option Plan is in the best interests of the shareholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE THE AGGREGATE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE 1988 PLAN BY 2,000,000 SHARES.

                                PROPOSAL NO. 4

              AMENDMENT TO THE 1990 DIRECTORS' STOCK OPTION PLAN

  The 1990 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board on May 14, 1990 and was approved by the Company's shareholders on July 10, 1990. A total of 75,000 shares of Common Stock had been reserved for issuance under the Directors' Plan. To the extent that any outstanding option under the Directors' Plan expires or terminates prior to exercise in full, the shares of Common Stock for which such option is not exercised become available for future grants under the Directors' Plan. On January 23, 1995 and July 24, 1995, the Board amended the Directors' Plan to (i) increase the number of shares of the Company's Common Stock issuable under the Directors' Plan from 75,000 to 125,000, (ii) eliminate the 12,500 share limit on the number of shares which may be granted to a director under the Directors' Plan, (iii) provide for the automatic grant of options to non-employee directors of the Company, and (iv) provide that options granted under the Directors' Plan (including currently outstanding options) will become immediately exercisable and fully vested in the event of certain transfer of control transactions. The shareholders approved these amendments on September 6, 1995.

  On June 20, 1996, the Board amended the Directors' Plan to (i) increase the number of shares for the initial stock option grant to non-employee directors who own less than 1% of the total combined voting power of the Company from 15,000 shares to 20,000, (ii) increase the number of shares for the annual stock option grant to non-employee directors who own less than 1% of the total combined voting power of the Company from 1,500 shares to 3,000, (iii) provide that each non-employee director who owns less than 1% of the combined voting power of the Company and who received an initial stock option grant under the Directors' Plan prior to June 20, 1996 and was serving as a director at the time of shareholder approval of these amendments, shall be granted an additional option to purchase 3,000 shares pursuant to the Directors' Plan, effective upon shareholder approval of these proposed amendments to the Directors' Plan, and (iv) provide that each non-employee director who owns less than 1% of the combined voting power of the Company and who received an annual stock option grant under the Directors' Plan prior to June 20, 1996 and was serving as a director at the time of shareholder approval of these amendments, shall be granted an additional option to purchase 1,500 shares pursuant to the Directors' Plan, effective upon shareholder approval of these proposed amendments to the Directors' Plan. The shareholders approved these amendments on September 19, 1996.

  An amendment to the Directors' Plan to increase by 100,000 the number of shares reserved for issuance thereunder was approved by the Board on June 6, 1997 and by the Company's shareholders on September 4, 1997. Accordingly, a total of 225,000 shares has been reserved for issuance under the Directors' Plan. As of July 8, 1998, there were approximately 155,500 shares available for future grants under the Directors' Plan.

  By its terms, the Directors' Plan will expire on May 14, 2000. On April 21, 1998, the Board amended the Directors' Plan, subject to shareholder approval, to extend the term of the Directors' Plan to expire on May 14, 2010 and to (i) increase the number of shares for the initial stock option grant to non-employee directors who own less than 1% of the total combined voting power of the Company ("Outside Directors") from 20,000 shares to 45,000, (ii) increase the number of shares for the initial stock option grant to non-employee directors who own 1% or more of the total combined voting power of the Company ("Investor Directors") from 10,000 shares to 45,000, (iii) increase the number of shares for the annual stock option grant to Outside Directors from 3,000 shares to 9,000, (iv) increase the number of shares for the annual stock option grant to Investor Directors from 1,000 shares to 9,000, and (v) provide that each Outside Director and Investor Director who received an initial stock option grant prior to September 2, 1998 and is serving as a director at the time of shareholder approval of these amendments will receive an additional grant of 25,000 and 35,000 shares, respectively, and provide that each Outside Director and Investor Director who received an annual stock option grant prior to September 2, 1998 and is serving as a director at the time of shareholder approval of these amendments will receive an additional grant of 6,000 and 8,000 shares, respectively, effective upon shareholder approval of these proposed amendments to the 1990 Directors' Plan. As of July 8, 1998, options to purchase 59,500 shares were outstanding under the Directors' Plan, with exercise prices ranging from $0.8438 to $5.25, a weighted average exercise price of $2.1371, and expiration dates ranging from January 24, 2001 to April 1, 2008.

  A summary of the principal provisions of the Directors' Plan and the proposed amendments thereto is set forth below under "1990 Directors' Stock Option Plan."

  The Board of Directors now seeks shareholder approval of the amendments to the Company's Directors' Plan to extend the term of the Directors' Plan to expire on May 14, 2010 and to (i) increase the number of shares for the initial stock option grant to Outside Directors from 20,000 shares to 45,000,
(ii) increase the number of shares for the initial stock option grant to Investor Directors from 10,000 shares to 45,000, (iii) increase the number of shares for the annual stock option grant to Outside Directors from 3,000 shares to 9,000, (iv) increase the number of shares for the annual stock option grant to Investor Directors from 1,000 shares to 9,000, and (v) provide that each Outside Director and Investor Director who received an initial stock option grant prior to September 2, 1998 and is serving as a director at the time of shareholder approval of these amendments will receive an additional grant of 25,000 and 35,000 shares, respectively, and provide that each Outside Director and Investor Director who received an annual stock option grant prior to September 2, 1998 and is serving as a director at the time of shareholder approval of these amendments will receive an additional grant of 6,000 and 8,000 shares, respectively, effective upon shareholder approval of these proposed amendments to the 1990 Directors' Plan. The amendment will enable the Company to continue to grant options under the terms and conditions of the Directors' Plan for an additional ten years. Management of the Company believes that the ability to grant options to non-employee directors is essential to the Company's ability to attract and retain highly qualified non-employee directors.

  Since each non-employee director of the Company is eligible to participate in the Directors' Plan, each such director has a personal interest in the proposed amendment to the Directors' Plan.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

  The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

  The Board of Directors believes that the proposed amendment to the 1990 Directors' Stock Option Plan is in the best interests of the shareholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO EXTEND THE TERM OF THE DIRECTORS' PLAN, INCREASE THE NUMBER OF SHARES FOR THE INITIAL AND ANNUAL STOCK OPTION GRANTS, AND PROVIDE FOR ADDITIONAL OPTION GRANTS AS SET FORTH ABOVE.

                                PROPOSAL NO. 5

    AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A
                              REVERSE STOCK SPLIT

  The Board of Directors has authorized, subject to shareholder approval, the amendment of the Company's Articles to effect a one-for-three reverse stock split of the Company's presently issued and outstanding Common Stock (the "Reverse Stock Split"). The Reverse Stock Split will not alter the number of shares of Common Stock authorized for issuance, which will remain at 60,000,000, subject to shareholder approval of Proposal No. 2. The proposed amendment is attached hereto as EXHIBIT A. A copy of the Articles may be obtained from the Company by any shareholder. Information concerning the capitalization of the Company provided in Proposals Nos. 2, 3 and 4 and elsewhere in this Proxy Statement DOES NOT give effect to the proposed Reverse Stock Split.

  If the shareholders approve the proposed Reverse Stock Split, the Board of Directors will determine the timing of the Reverse Stock Split in its sole discretion, based on market conditions, corporate developments and other business factors. The amendment may be abandoned by the Board of Directors at any time before or after the Annual Meeting and prior to the Effective Date (as defined below) if the Board determines in its sole discretion that the proposed amendment and Reverse Stock Split would not be in the best interests of the Company.

PURPOSES AND EFFECTS OF THE PROPOSED REVERSE STOCK SPLIT

  The principal purpose of the proposed amendment is to increase the market price per share of the Common Stock of the Company so that the Common Stock could remain listed on the Nasdaq National Market (the "National Market"). In order to be continued to be included in the National Market, a company must meet certain maintenance criteria. The maintenance criteria requires a minimum bid price of $1.00 per share (the "Minimum Bid Price"), $4,000,000 in net tangible assets (total assets less total liabilities and goodwill) (the "Required Net Tangible Assets") and $5,000,000 market value of the public float (excluding shares held directly or indirectly by any officer or director of the Company and by any person holding beneficially more than 10% of the Company's outstanding shares). As of June 26, 1998, the closing bid price of a share of the Company's Common Stock was $0.59375 and the Company's Common Stock had failed to maintain the Minimum Bid Price. By letter dated June 26, 1998, The Nasdaq Stock Market, Inc. ("Nasdaq") notified the Company that it will have ninety calendar days in which to regain compliance with the Minimum Bid Price. The Company's Common Stock needs to maintain the Minimum Bid Price for ten consecutive trading days in order to be considered in compliance. If the Company is unable to demonstrate compliance on or before the end of the period, Nasdaq may delist the Company's securities from the National Market. As of July 8, 1998, the closing bid price of a share of the Company's Common Stock was $0.50 and the Company's Common Stock had failed to maintain the Minimum Bid Price.

  The Board believes that the Reverse Stock Split, by decreasing the number of shares of Common Stock outstanding, without altering the aggregate economic interest in the Company represented by such shares, would increase the market price per share of the Company's Common Stock. There can be no assurance, however, that the market price for a share of the Company's Common Stock after the Reverse Stock Split will be approximately equal to triple the market price for a share of Common Stock prior to the Reverse Stock Split. Further, there can be no assurance that the Company will meet the other requirements for listing on the National Market.

  The Board of Directors also believes that it is desirable to have additional authorized shares of Common Stock available for possible future financing and acquisition transactions and other general corporate purposes. Because the need to raise additional capital or the opportunity to effect an acquisition can arise when it would be inconvenient to hold a shareholders' meeting or when there would not be time for such a meeting, the Board of Directors believes that it would be prudent business planning for the number of authorized shares of Common Stock to increase to 60,000,000, as described in Proposal No. 2, and remain at 60,000,000 following the Reverse Stock Split.

  The Company is presently authorized to issue 40,000,000 shares of Common Stock, of which 26,190,113 were outstanding at the close of business on July 8, 1998. As of that date 15,107,160 shares of Common Stock were reserved for issuance upon exercise of outstanding options and warrants and for future issuance under the Company's benefit plans (not including the shares reserve increase proposed in Proposal No. 3, hereof). A 10% shareholder and an executive officer/director, in consideration of the Company's private placement of equity securities in June 1998, agreed not to exercise warrants to purchase a total of 1,436,781 shares of the Company's Common Stock, until certain conditions were met, including such time as the Company has received shareholder approval and effectively amended its Articles to increase its authorized shares of Common Stock to cover the issuance of shares of Common Stock upon all other contingent issuances of shares of Common Stock by the Company. Subject to shareholder approval of Proposal No. 2, the number of shares of Common Stock authorized would increase to 60,000,000 shares prior to the Reverse Stock Split. Following the Reverse Stock Split, the shares issued and reserved would decrease by approximately two-thirds and accordingly, approximately 13,765,758 shares of Common Stock would be outstanding or reserved for issuance upon exercise of outstanding options and warrants and for future issuance under the Company's benefit plans. Accordingly, approximately 46,234,242 shares (representing 77% of the total authorized shares) would be authorized but unissued and unreserved following the Reverse Stock Split, subject to shareholder approval of Proposal No. 2. After giving effect to the additional shares to be reserved for issuance under the 1988 Plan upon the adoption of Proposal No. 3 hereof, approximately 45,567,576 shares (representing approximately 76% of the total authorized shares) would be authorized but unissued and unreserved following the Reverse Stock Split, subject to Shareholder approval of Proposal No. 2. Having the additional shares of authorized and unissued Common Stock would provide the Board of Directors with flexibility and authority to issue such shares publicly or privately in connection with possible future financing or acquisition transactions, or for other general corporate purposes, without further action by the holders of Common Stock, unless such action is required by law. The Company currently has no plans to issue or reserve any of the authorized by unissued and unreserved shares (except as provided in Proposal No. 3, hereof).

  The Reverse Stock Split would not affect any shareholder's proportionate equity interest in the Company except for the negligible effect which would result from the payment of cash in lieu of fractional shares. The Reverse Stock Split would not affect the voting rights or other rights of the holders of Common Stock or the rights of holders of options or warrants to purchase Common Stock. The Reverse Stock Split would have no material federal tax consequences to the shareholders of the Company.

  By decreasing by two-thirds the number of outstanding shares of the Company's Common Stock, the Reverse Stock Split may adversely affect the liquidity of the market for the Company's Common Stock by making it more difficult for holders of Common Stock to sell their shares. The Board of Directors believes that any such effect would be offset by the positive effect on liquidity which would likely result if the market price per share of Common Stock is increased and the Common Stock continues to be listed on the National Market, assuming the other requirements for continued listing on the National Market are met.

  The Board of Directors has, as noted above, reserved the right not to effect the Reverse Stock Split if the Board of Directors concludes, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company, due to market conditions, corporate developments, or for other reasons. The Board of Directors will not effect the Reverse Stock Split at any time more than six months after the 1998 Annual Meeting of Shareholders without resoliciting shareholder approval for such action.

EXCHANGE OF STOCK CERTIFICATES AND LIQUIDATION OF FRACTIONAL SHARES

  If the proposed Reverse Stock Split is approved by the Company's shareholders, and the Board of Directors does not elect to abandon the amendment, the Reverse Stock Split will become effective on the date the amendment to its Articles is filed with the Secretary of State of the State of California (the "Effective Date"). The Company will establish a record date prior to the Effective Date with regard to the Reverse Stock Split. The Company's transfer agent will act as the Company's exchange agent (the "Exchange Agent") for holders of Common Stock in implementing the exchange of their certificates following the Reverse Stock Split. As soon as practicable after the Effective Date, each holder of record of certificates formerly representing shares of the Company's Common Stock will be notified of the Reverse Stock Split and requested to surrender these certificates to the Exchange Agent in exchange for certificates representing the number of shares of the Company's Common Stock such shareholder is entitled to receive as a consequence of the Reverse Stock Split. One share of new Common Stock will be issued in exchange for three presently issued and outstanding shares of the Company's Common Stock. Beginning with the Effective Date, each certificate representing shares of the Company's Common Stock will, until surrendered and exchanged as described above, be deemed for all corporate purposes to evidence ownership of the whole number of shares of the Company's Common Stock into which the shares evidenced by such certificate have been converted and, if applicable, the right to receive from the Company the amount of cash described below for any fractional shares.

  No script or fractional share will be issued in connection with the Reverse Stock Split. If the proposed Reverse Stock Split is approved by the Company's shareholders and becomes effective, shareholders who hold a number of shares of Common Stock not evenly divisible by three will be entitled to receive, in lieu of fractional shares, and upon surrender to the Exchange Agent of their certificates representing such fractional shares, a cash payment for such fractional shares based on the average of the closing bid and ask prices of the Company's Common Stock as reported on the Nasdaq National Market for the thirty days preceding the record date established for the Reverse Stock Split.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

  The affirmative vote of a majority of the outstanding shares of the Company's Common Stock is required for approval of this proposal. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

  The Board of Directors believes that the proposal to amend the Articles to effect a one-for-three reverse stock split of the outstanding shares of the Company's Common Stock is in the best interests of the Company. ACCORDINGLY, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL TO AMEND THE COMPANY'S ARTICLES TO EFFECT A ONE-FOR-THREE REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK, WITH THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK REMAINING AT 60,000,000, SUBJECT TO SHAREHOLDER APPROVAL OF PROPOSAL NO. 2.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth information concerning the compensation paid to the person who served as the Company's Chief Executive Officer during fiscal 1998 and the Company's three most highly compensated executive officers who were serving as executive officers at the end of fiscal 1998 whose salary and bonus for fiscal 1998 was at least $100,000 for all services in all capacities to the Company during fiscal 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                    ANNUAL COMPENSATION        COMPENSATION
                                ------------------------------ ------------
                                                  OTHER ANNUAL                 ALL OTHER
        NAME AND         FISCAL SALARY     BONUS  COMPENSATION   OPTIONS      COMPENSATION
   PRINCIPAL POSITION     YEAR    ($)      ($)(1)    ($)(2)        (#)           ($)(3)
   ------------------    ------ -------    ------ ------------ ------------   ------------
Robert R. Anderson......  1998   50,000         0     --         290,000(6)        306
 Chairman of the Board    1997   50,000         0     --         250,000             0
 and Chief Executive      1996   85,322    85,803     --          40,000             0
  Officer

Minoru Takagi...........  1998  202,172(4)      0     --          76,250(7)          0
 Vice President of SVR    1997  244,311         0     --          30,000(8)          0
 and President of SVR     1996  260,047(5)      0     --          20,000             0
  K.K.

Laurence G. Colegate,
 Jr.....................  1998  150,000         0     --         120,000(9)      1,418
 Senior Vice President,   1997   19,327     2,000     --         100,000            77
 Finance and              1996        0         0     --               0             0
  Administration

Dr. Donald L. Hanson....  1998  105,924         0     --         220,000(10)     1,296
 Chief Technical Officer  1997        0         0     --               0             0
                          1996        0         0     --               0             0

--------
 (1) The Executive Officers participated in a Bonus Plan known as the "Management By Objectives" ("MBO") plan. Under this plan bonuses were paid to officers quarterly based, in part, on the officer achieving predetermined goals and, in part, on the profitability of the Company.

 (2) Such Other Annual Compensation did not exceed the lesser of (i) $50,000 or (ii) 10% of such executive officers' salary and bonus combined.

 (3) All Other Compensation paid to the executive officers is comprised of group-term life insurance premiums, except for $500 each in 401(k) employer matching contributions for Mr. Colegate and Mr. Hanson.

 (4) Represents a base salary of $191,892 and commissions in the amount of $10,280.

 (5) Represents a base salary of $211,449 and commissions in the amount of $48,598.

 (6) Includes options for 290,000 shares which were repriced on July 17, 1997, which replaced options granted in fiscal 1996 and 1997.

 (7) Includes options for 66,250 shares which were repriced on July 17, 1997, which replaced options granted in fiscal 1992, 1994, 1995, 1996 and 1997.

 (8) Includes options for 20,000 shares which were repriced on November 21, 1996, which replaced options granted in fiscal 1996.

 (9) Includes options for 100,000 shares which were repriced on July 17, 1997, which replaced options granted in fiscal 1997.

(10) Includes options for 100,000 shares which were repriced on July 17, 1997, which replaced options granted in fiscal 1998.

  The following table sets forth certain information regarding individual grants of stock options pursuant to the Company's 1988 Stock Option Plan during fiscal 1998 to each of the persons named in the Summary Compensation Table above.

                         OPTION GRANTS IN FISCAL 1998

                                                                                 POTENTIAL REALIZED
                                                                               VALUE AT ASSUMED ANNUAL
                                   PERCENT OF                                   RATES OF STOCK PRICE
                         OPTIONS  TOTAL OPTIONS                                APPRECIATION FOR OPTION
                         GRANTED   GRANTED TO                                        TERM ($)(5)
                         (SHARES) EMPLOYEES IN  EXERCISE PRICE EXPIRATION DATE ------------------------
                          (#)(1)   FISCAL 1998    ($/SH)(2)          (4)           5%          10%
                         -------- ------------- -------------- --------------- ----------- ------------
Robert Anderson......... 250,000         9%         0.8750(3)      2/19/07         137,813     347,813
                          40,000         1%         0.8750(3)      4/03/05          22,050      55,650
Minoru Takagi...........  10,000         *          0.5938        12/02/07           3,741       9,441
                          10,000         *          0.8750(3)      2/19/07           5,513      13,913
                           7,500         *          0.8750(3)      2/27/06           4,134      10,434
                          12,500         *          0.8750(3)      4/03/05           6,891      17,931
                          12,500         *          0.8750(3)      4/01/94           6,891      17,931
                          12,500         *          0.8750(3)     10/25/03           6,891      17,931
                           7,500         *          0.8750(3)      4/29/03           4,134      10,434
                           3,750         *          0.8750(3)     10/31/01           2,067       5,217
Laurence Colegate.......  20,000         1%         0.5938        12/02/07           7,482      18,883
                         100,000         4%         0.8750(3)      2/19/07          55,125     139,125
Donald Hanson...........  20,000         1%         0.5938        12/02/07           7,482      18,883
                         100,000         4%         1.0625         6/06/07          66,938     168,938
                         100,000         4%         0.8750(3)      6/06/07          55,125     139,125

--------
 *  less than 1%

(1) Unless otherwise indicated, all options were granted under the Company's 1988 Stock Option Plan. Options become exercisable as the underlying shares vest. Generally, 20% of the shares subject to an option vest one year after the date of grant, and the remaining shares vest in equal monthly installments over the following four years. The Board retains discretion to modify the terms (including the price) of outstanding options granted under the 1988 Stock Option Plan. See also "Employment Agreements and Change-in-Control Arrangements."

(2) All options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, except those noted as having been repriced. See footnote (3) below.

(3) On July 17, 1997, the Compensation Committee of the Board of Directors repriced all options with exercise prices in excess of $0.875 to change the exercise price to the fair market value of the Company's Common Stock on that date, which was $0.875, with continuation of the existing vesting schedule. These options reflect the repricing of the previously granted options.

(4) The expiration date is the earlier to occur of six years after the options have initially vested or ten years after the date of grant. Generally, these options vest over five years, 20% the first year, plus 1/60 per month over the next four years.

(5) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only based on Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock, overall market conditions and the individual option holder's continued employment through the vesting period. Shares of Common Stock purchased at $0.5938, $0.8750 and $1.0625 per share in fiscal 1998 would yield profits of approximately $0.37, $0.55 and $0.67 per share, respectively, at 5% appreciation over ten years, or approximately $0.94, $1.39 and $1.69 per share, respectively, at 10% appreciation over the same period.

  The following table sets forth certain information concerning the number and value at March 31, 1998 of unexercised options held by each of the persons named in the Summary Compensation Table.

                       FISCAL YEAR END OPTION VALUES(1)

                             NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS AT
                         OPTIONS AT FISCAL YEAR END(#)          FISCAL YEAR END($)(2)
                         ---------------------------------    -------------------------
          NAME            EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
          ----           --------------    ---------------    ----------- -------------
Robert R. Anderson......           93,331             206,669     --           --
Minoru Takagi...........           51,175              25,075     --           --
Laurence G. Colegate,
 Jr.....................           21,666              98,334     --           --
Dr. Donald L. Hanson....              --              120,000     --           --

--------
(1) There were no exercises of options to purchase the Company's Common Stock by the persons named in the Summary Compensation Table during fiscal 1998.

(2) The exercise prices of these stock options were above the market price of the Company's Common Stock on March 31, 1998. The average of the high and low market price as of March 31, 1998 was $0.8438.

  The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer from April 1, 1988 to March 31, 1998.

                           TEN-YEAR OPTION REPRICING

                                  NUMBER OF
                                  UNDERLYING MARKET PRICE    EXERCISE                LENGTH OF ORIGINAL
                                   OPTIONS    OF STOCK AT    PRICE AT                   OPTION TERM
                                   REPRICED     TIME OF      TIME OF                 REMAINING AT DATE
                        REPRICING     OR     REPRICING OR  REPRICING OR NEW EXERCISE  OF REPRICING OR
   NAME AND POSITION      DATE    AMENDED(#) AMENDMENTS($) AMENDMENT($)   PRICE($)      AMENDMENT(1)
   -----------------    --------- ---------- ------------- ------------ ------------ ------------------
Robert Anderson........  7/17/97   250,000      0.8750        1.3125       0.8750        115 months
 Chairman and CEO        7/17/97    40,000      0.8750        3.4376       0.8750         93 months

Laurence Colegate......  7/17/97   100,000      0.8750        1.3125       0.8750        115 months
 Senior VP, Finance and
  Administration

Donald Hanson..........  7/17/97   100,000      0.8750        1.0625       0.8750        119 months
 Chief Tech. Officer

Minoru Takagi..........  7/17/97     3,750      0.8750        1.7500       0.8750         51 months
 Vice President, Pres.   7/17/97     7,500      0.8750        2.3000       0.8750         69 months
  of SVR K.K.            7/17/97    12,500      0.8750        1.0000       0.8750         75 months
                         7/17/97    12,500      0.8750        1.1250       0.8750         81 months
                         7/17/97    10,000      0.8750        1.3125       0.8750        115 months
                         7/17/97     7,500      0.8750        2.5000       0.8750        103 months
                         7/17/97    12,500      0.8750        2.5000       0.8750         92 months
                        11/21/96    12,500      2.5000        3.4376       2.5000        100 months
                        11/21/96     7,500      2.5000        4.7500       2.5000        111 months

FORMER EXECUTIVE OFFI-
 CERS:
Teng-Sheng Moh.........  7/17/97    10,000      0.8750        1.6250       0.8750         83 months
 Former VP of            7/17/97    10,000      0.8750        1.3125       0.8750        115 months
  Engineering and        7/17/97    25,000      0.8750        1.1875       0.8750        117 months
  Support                7/17/97    10,000      0.8750        2.5000       0.8750         98 months
                         7/17/97     5,000      0.8750        2.5000       0.8750        103 months
                         7/17/97    25,000      0.8750        2.5000       0.8750        100 months
                         7/17/97    12,500      0.8750        2.5000       0.8750         95 months
                         7/17/97     2,500      0.8750        2.5000       0.8750         87 months
                        11/21/96     2,500      2.5000        3.2500       2.5000         95 months
                        11/21/96    12,500      2.5000        5.0000       2.5000        103 months
                        11/21/96    25,000      2.5000        6.7500       2.5000        108 months
                        11/21/96     5,000      2.5000        4.7500       2.5000        111 months
                        11/21/96    10,000      2.5000        4.7500       2.5000        116 months

Ching-Chy Wang.........  7/17/97     9,375      0.8750        1.7500       0.8750         83 months
 Former VP and Pres. of  7/17/97    27,000      0.8750        1.3125       0.8750        115 months
  SVR--Asia Pacific      7/17/97    15,000      0.8750        2.5000       0.8750        107 months
                         7/17/97     3,000      0.8750        2.5000       0.8750        103 months
                         7/17/97     5,000      0.8750        2.5000       0.8750        103 months
                         7/17/97     2,500      0.8750        2.5000       0.8750         95 months
                        11/21/96     2,500      2.5000        5.0000       2.5000        103 months
                        11/21/96    15,000      2.5000        4.8750       2.5000        111 months
                        11/21/96     3,000      2.5000        4.7500       2.5000        111 months
                        11/21/96    15,000      2.5000        6.7500       2.5000        115 months

Warren Wong............  7/17/97    25,000      0.8750        1.3125       0.8750        115 months
 Former VP of Sales      7/17/97    75,000      0.8750        2.5000       0.8750        111 months
                        11/21/96    75,000      2.5000        4.3200       2.5000        119 months

Glenn E. Abood......... 11/21/96   250,000      2.5000        3.1250       2.5000        102 months
 Former CEO             11/21/96   100,000      2.5000        4.5000       2.5000        112 months

Cheryl Billings........ 11/21/96     6,000      2.5000        2.7500       2.5000         78 months
 Former CFO             11/21/96     7,500      2.5000        5.0000       2.5000        103 months
                        11/21/96    10,000      2.5000        4.8750       2.5000        111 months
                        11/21/96     4,500      2.5000        4.7500       2.5000        111 months
                        11/21/96    13,726      2.5000        5.1250       2.5000        118 months
                        11/21/96    15,000      2.5000        4.2510       2.5000        117 months

Gopi Ganapathy......... 11/21/96   100,000      2.5000        4.2510       2.5000        117 months
 Former CTO

Craig Wentzel.......... 11/21/96    50,000      2.5000        7.5000       2.5000        108 months
 Former VP of Sales     11/21/96     5,000      2.5000        4.8750       2.5000        111 months
                        11/21/96     5,500      2.5000        4.7500       2.5000        111 months

-------

(1) Repriced options continue to vest on the same schedule as the original option which is generally a five year vesting schedule with 20% vested one year after original grant date and 1/60 vested monthly for the remaining four years.

DIRECTOR COMPENSATION

  Mr. Anderson received $50,000 for serving as an officer and no fee for serving as a director. Officer Directors (defined below) receive no fee for serving as directors. Effective April 1, 1995, Investor Directors are paid a retainer of $6,000 per year, $500 for each Board meeting attended and $250 for each Committee meeting attended; and Outside Directors are paid a retainer of $8,000 per year, $1,000 for each Board Meeting attended and $500 for each Committee meeting attended. Each of the Company's non-employee directors is eligible to receive options under the Company's 1990 Directors' Stock Option Plan, the terms of which are described below under "1990 Directors' Stock Option Plan."

CERTAIN TRANSACTIONS

  On April 16, 1997, the Company completed a private placement of units comprising 4,517,242 shares of Common Stock and warrants to purchase an additional 4,517,242 shares of Common Stock at $1.31 per share with an expiration date of April 15, 2000. Six of the investors were 5% shareholders, officers or directors at the time of the offering and participated in the offering, as follows:

    Austin W. Marxe purchased 574,713 shares and 574,713 shares subject to warrants for Special Situations Private Equity Fund, L.P., 862,069 shares and 862,069 subject to warrants for Special Situations Fund III, L.P. and 287,356 shares and 287,356 shares subject to warrants for Special Situations Cayman Fund, L.P. Mr. Marxe is a General Partner of Special Situations Private Equity Fund, L.P., Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P.

    J.F. Shea Co., Inc. purchased 1,149,425 shares and 1,149,425 shares subject to warrants.

    Robert R. Anderson, an officer and director of the Company, purchased 287,356 shares and 287,356 shares subject to warrants.

    Roy L. Rogers, a director of the Company, purchased 172,414 shares and 172,414 shares subject to warrants for the Rogers Family Trust.

    Laurence G. Colegate, Jr., an officer of the Company, purchased 57,471 shares and 57,471 shares subject to warrants.

    Warren Wong, an officer of the Company at that time, purchased 57,471 shares and 57,471 shares subject to warrants.

  On December 30, 1997, the Company completed a private placement of units comprising 3,811,974 shares of Common Stock and warrants to purchase an additional 3,811,974 shares of Common Stock at $0.53 per share with an expiration date of December 30, 2002. Four of the investors were 5% shareholders, officers or directors at the time of the offering and participated in the offering, as follows:

    Austin W. Marxe purchased 675,676 shares and 675,676 shares subject to warrants for Special Situations Private Equity Fund, L.P., 629,310 shares and 629,310 subject to warrants for Special Situations Fund III, L.P. and 209,770 shares and 209,770 shares subject to warrants for Special Situations Cayman Fund, L.P. Mr. Marxe is a General Partner of Special Situations Private Equity Fund, L.P., Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P.

    J.F. Shea Co., Inc. purchased 839,000 shares and 839,000 shares subject to warrants.

    Robert R. Anderson, an officer and director of the Company, purchased 210,000 shares and 210,000 shares subject to warrants.

    Roy L. Rogers, a director of the Company, purchased 134,000 shares and 134,000 shares subject to warrants for the Rogers Family Trust.

  On March 31, 1998, the Company completed its acquisition of QIC. With the acquisition, the Company has obtained front-end technology which improves the flow of data into the Company's product tools and improves the resulting product performance. QIC also provides engineering and consulting services to companies in the micro-electronics industry. The purchase price for the acquisition was $2,937,000 consisting of notes payable to the former shareholders of QIC in the amount of $200,000 and the issuance of 3,150,000 shares of the Company's Common Stock valued at $2,737,000. James
O. Benouis, the Company's Acting President and Chief Operating Officer at the time and now a director of the Company, received 1,765,385 shares valued at $1,535,885 and $100,000 in notes payable in exchange for his stock in QIC.

  Subsequent to fiscal 1998, on June 8, 1998, the Company completed a private placement of units comprising 2,377,909 shares of Common Stock and warrants to purchase an additional 2,377,909 shares of Common Stock at $0.37 per share with an expiration date of May 29, 2005. Five of the investors were 5% shareholders, officers or directors at the time of the offering and participated in the offering, as follows:

    Austin W. Marxe purchased 81,395 shares and 81,395 shares subject to warrants for Special Situations Private Equity Fund, L.P. and 81,395 shares and 81,395 shares subject to warrants for Special Situations Cayman Fund, L.P. Mr. Marxe is a General Partner of Special Situations Private Equity Fund, L.P. and Special Situations Cayman Fund, L.P.

    J.F. Shea Co., Inc. purchased 872,093 shares and 872,093 shares subject to warrants.

    Bay Area Micro-Cap Fund, L.P. purchased 348,837 shares and 348,837 shares subject to warrants.

    Robert R. Anderson, an officer and director of the Company, purchased 150,000 shares and 150,000 shares subject to warrants.

    Roy L. Rogers, a director of the Company, purchased 58,140 shares and 58,140 shares subject to warrants for the Rogers Family Trust.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  Under the Company's 1988 Stock Option Plan, in the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, a transaction or series of transactions in which 50% or more of the then outstanding voting stock is sold or otherwise transferred to a single transferee or group of related transferees, or the sale of all or substantially all of the assets of the Company, any or all outstanding options may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all optionees. In the alternative, the successor corporation may substitute equivalent options or provide substantially similar consideration to optionees as was provided to shareholders (after taking into account the existing provisions of the options). The successor corporation may also issue, in place of outstanding shares of the Company held by the optionee, substantially similar shares or other property subject to repurchase restrictions no less favorable to the optionee.

  Under the Company's Directors' Plan, in the event of a Transfer of Control (as defined in the Directors' Plan) of the Company, any unexercisable or unvested portion of outstanding options will be immediately exercisable and vested in full as of the date 10 days prior to the date of the Transfer of Control. In addition, the Board of Directors of the Company, in its sole discretion, may arrange for the acquiring corporation to either assume the Company's rights and obligations under outstanding options or substitute substantially equivalent options for the acquiring corporation's stock for outstanding options. Any options which are neither assumed or substituted by the acquiring corporation in connection with the Transfer of Control nor exercised as of the date of the Transfer of Control will terminate and cease to be outstanding as of the date of the Transfer of Control.

  The Company has entered into a Change of Control and Severance Benefits Agreement (the "Agreement") with Laurence G. Colegate, Jr., the Company's Senior Vice President of Finance and Administration and Chief Financial Officer. Under the Agreement, if Mr. Colegate's employment is terminated within twelve (12) months following a Change of Control, for reasons other than a voluntary resignation, disability, death or termination for cause, he will be entitled to severance pay in an amount equal to 100% of his annual base salary at the time of such termination, plus the full amount of his annual bonus at the "on-target" level for the fiscal year in which he is terminated, which amount shall be paid in lieu of any bonus or commission that may be owing, or becomes owed to Mr. Colegate at anytime thereafter. Such severance payments will be due in a lump sum within thirty (30) days of the termination date. In addition, Mr. Colegate will be entitled to continued employee benefits for up to twelve (12) months after the termination date, or until commencement of new employment by Mr. Colegate.

  Under the Agreement, in the event of a Change of Control, Mr. Colegate will be automatically credited with an additional twelve (12) months of continuous service for purposes of determining the exercisability and vesting with respect to any stock option plans. If Mr. Colegate's employment is terminated within twelve (12) months following a Change of Control, for reasons other than a voluntary resignation, disability, death or termination for cause, Mr. Colegate will be automatically credited with an additional twelve (12) months of continuous service for purposes of determining the exercisability and vesting with respect to any stock option plans, in addition to the credit mentioned above.

  Under the Agreement, if Mr. Colegate's employment is terminated without a Change of Control, for reasons other than a voluntary resignation, disability, death or termination for cause, he will be entitled to severance pay in an amount equal to 50% of his annual base salary at the time of such termination, plus the prorated amount of his annual bonus at the "on-target" level for the fiscal year in which he is terminated, which amount shall be paid in lieu of any bonus or commission that may be owing, or becomes owed to Mr. Colegate at anytime thereafter. Such severance payments will be due in a lump sum within thirty (30) days of the termination date. In addition, Mr. Colegate will be entitled to continued employee benefits for up to six (6) months after the termination date, or until commencement of new employment by Mr. Colegate.

INDEPENDENT PUBLIC ACCOUNTANTS

  Members of the firm of Price Waterhouse LLP, the Company's principal accountant for the current fiscal year, and for the most recently completed fiscal year, are invited to the shareholders' meeting and are expected to attend. They will have an opportunity, if they so desire, to make a statement and will be available to respond to appropriate questions, if any there be.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all reports they file under Section 16(a).

  To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representation that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during the fiscal year ended March 31, 1998.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                 COMPENSATION

  The Compensation Committee (The "Committee") of the Board of Directors is comprised of two non-employee directors; Roy L. Rogers and Thomas A. Sherby.

COMPENSATION COMMITTEE POLICY

  The Committee establishes base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers of the Company at, or about, the beginning of each fiscal year. The Committee acts on behalf of the Board of Directors to establish the general compensation policy of the Company for all executive officers of the Company. The Committee administers the equity incentive plans, including the Company's 1988 Stock Option Plan and the Bonus Plan for executive officers. The Committee believes that the compensation of the CEO and the other executive officers should be commensurate with the Company's performance and the individual executive's performance. The Committee also believes that such compensation should be competitive with the compensation executive officers receive at similar companies for similar services. In this way, the Company will be able to attract and retain competent executive talent. Consistent with this policy, a designated portion of the compensation of each executive officer is contingent upon corporate performance and the executive's performance. Equity incentives for executive officers are provided through the granting of stock options under the Company's 1988 Stock Option Plan.

  In determining the executive officers' salaries, incentive compensation, and stock option grants, the Committee makes reference to the Radford Survey of competitive salaries in the technology sector for similar positions, informal surveys and inquiries, which may be conducted by the Company from time to time, and the Committee members' own knowledge and familiarity with competitive compensation rates of executive officers within the electronics industry.

  In preparing the performance graph for this Proxy Statement, the Company has selected the Standard & Poors' High Technology Composite Index (The "S&P High Technology Index"). The companies that the Company included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with the Company for executive talent.

FISCAL YEAR 1998 EXECUTIVE COMPENSATION

  Base Salary. The base salaries of the executive officers for fiscal year 1998 were set on an individual basis at various times by the Committee. The Committee set these salaries on the basis of personal performance and the levels it believes are comparable with other companies that compete for similar executive talent. The Committee generally intends to compensate executive officers at the middle of the range of employees of similar rank. The executive officers also qualify for and enjoy the standard benefits that are available to full-time employees of the Company, including participation in a 401(k) plan.

  Bonus Plan. This plan was established, and is administered, to encourage personal performance and enhance overall company performance. The bonus is paid quarterly and is based on the Company's profit and revenue goals (one half of which is based on achievement of the annual revenue goal and one half of which is based on achievement of the quarterly profit goal). The maximum potential bonus payment for each executive officer who is a vice president is up to 35% (25% for executive officers who are not vice presidents) of his or her annual base salary if all goals are achieved and lower amounts are payable for partial achievement of goals. This plan was in effect throughout fiscal year 1998. No bonuses were paid for fiscal 1998 to any executive officers. The Committee believes that the Company's bonus plan is instrumental in encouraging top performance from its executive officers.

  Stock Options. Stock options are granted to executive officers when they first join the Company, in connection with a significant increase in responsibility, or to attain equality with a peer group. The Committee may grant additional stock options to executive officers to continue to retain such executives and provide incentives. The size of the option grants is determined based on expected future performance, existing options held by each optionee and other employees of similar rank and past performance. Generally, stock options become exercisable as they vest at a price that is equal to the fair market value of the Company's Common Stock on the date of grant. Generally, stock options vest over a five-year period and are contingent on the continued employment of the executive officer with the Company. At the beginning of fiscal year 1998, the Committee granted incentive stock options to one then executive officer. During fiscal year 1998, the Committee granted stock options to four new executive officers as an incentive to join the Company. Additional stock options were granted by the Committee during fiscal year 1998 as incentives to three current executive officers.

FISCAL YEAR 1998 CEO COMPENSATION

  Mr. Anderson agreed to resume the position of Chief Executive Officer in December 1996, receiving stock options for 250,000 shares. Until the Company becomes profitable, Mr. Anderson agreed to continue his annual salary of $50,000, which he received as a part-time officer of the Company prior to December 1996. Mr. Anderson did not receive a bonus for fiscal 1998.

TAX LIMITATION

  Section 162(m) of the Internal Revenue Code limits deductions for compensation paid to certain executive officers to the extent that such compensation exceeds $1 million per officer in any year. An exemption from the
Section 162(m) limit exists for "performance-based" compensation. Compensation recognized by an executive officer when he or she exercises an outstanding option under the 1988 Stock Option Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the Section 162(m) $1 million limitation. The Company did not pay any nondeductible compensation to any of its executive officers in fiscal year 1998. Since it is not expected that the cash compensation to be paid to the Company's executive officers for fiscal year 1998 will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million upper limit.

                                          COMPENSATION COMMITTEE

                                          Roy L. Rogers
                                          Thomas A. Sherby

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF
                                    OPTIONS

  In July 1997, the Compensation Committee considered the options held by the Company's executive officers and employees and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Company's Amended 1988 Stock Option Plan (the "Option Plan") having exercise prices well above the recent historical trading prices of the Common Stock. The Committee was advised by management that management believed employee turnover was likely to increase in part because a substantial component of compensation is comprised of options with exercise prices well above the then current trading price, making such compensation less attractive than compensation offered by other companies in the same geographic location which grant options offering greater opportunity for appreciation.

  The Committee believed that (i) the Company's success in the future would depend in large part on its ability to retain a number of its highly skilled technical and managerial personnel, (ii) that competition for such personnel would be intense, (iii) that the loss of key employees could have a significant adverse impact on the Company's business, and (iv) that it would be important and cost-effective to provide equity incentives to employees and executive officers of the Company to improve the Company's performance and the value of the Company for its shareholders. In addition, the Committee considered the reduction of approximately ten percent of the Company's work force in July 1997 related to the change in the Company's strategy and the need to retain and motivate its employees during this transition period. The Committee considered granting new options to existing employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to shareholders. Considering these factors, the Committee determined it to be in the best interests of the Company and its shareholders to restore the incentives for employees and executive officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by amending stock options under the Option Plan at the optionee's election, to change the exercise price to the current market value of the Company's Common Stock. The Committee decided that vesting on the exchanged options should continue in accordance with the vesting schedule of the forfeited options.

  Accordingly, in July 1997, the Committee approved an offer to all employees of the Company, including executive officers, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price equal to the current trading price with continuation of the existing vesting schedule. Options for 1,562,939 shares with exercise prices ranging from $1.00 to $3.4376 were exchanged for options for an equal number of shares at an exercise price of $0.875, the fair market value of the Company's Common Stock on July 17, 1997, the date of the Committee's approval of the repricing. See EXECUTIVE COMPENSATION AND OTHER MATTERS--"Ten-Year Option Repricings" table for further information concerning the repricing.

                                          COMPENSATION COMMITTEE

                                          Roy L. Rogers
                                          Thomas A. Sherby

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1998, the members of the Compensation Committee consisted of Mr. Rogers and, until November 1997, Mr. Huberman. Dr. Sherby was appointed to the Compensation Committee, on which he served from January 1995 to August 1996, in November 1997. None of these persons was at any time during fiscal year 1998, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON

  The following graph shows the total shareholder return of an investment of $100 in cash on March 31, 1993 for (i) the Company's Common Stock, (ii) the Standard & Poor's 500 Composite Index (the "S&P 500") and (iii) the S&P High Technology Index (the "S&P HTC"). All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year:

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG SILICON VALLEY RESEARCH, INC., THE S&P 500 INDEX
                     AND THE S&P HIGH TECH COMPOSITE INDEX

                                [GRAPH TO COME]

* The graph above assumes $100 invested on March 31, 1993 in stock or index-- including reinvestment of dividends, calculated as of each fiscal year ending March 31. The graph above was plotted using the following data:

   MEASUREMENT PERIOD                       SILICON VALLEY         S&P HIGH TECH
   (FISCAL YEAR COVERED)                    RESEARCH, INC. S&P 500   COMPOSITE
   ---------------------                    -------------- ------- -------------
   3/93....................................      $100       $100       $100
   3/94....................................        49        101        118
   3/95....................................       149        117        149
   3/96....................................       200        155        201
   3/97....................................        50        186        272
   3/98....................................        40        275        411

CHANGES TO BENEFIT PLAN

  The Company has proposed the approval of an amendment to the Company's 1988 Stock Option Plan to increase the maximum aggregate number of shares of the Company's Common Stock issuable under the 1988 Plan by 2,000,000 from 3,745,976 to 5,745,976. As of July 8, 1998, no grant of options to any employee had been conditioned on shareholder approval of an increase in the share reserve under the 1988 Plan. Grants under the 1988 Plan are made at the discretion of the Compensation Committee or the Board of Directors. Accordingly, future grants under the 1988 Plan are not yet determinable.

  The Company has proposed amendments to the Company's Directors' Plan to extend the term of the Directors' Plan to expire on May 14, 2010 and to (i) increase the number of shares for the initial stock option grant to Outside Directors from 20,000 shares to 45,000, (ii) increase the number of shares for the initial stock option grant to Investor Directors from 10,000 shares to 45,000, (iii) increase the number of shares for the annual stock option grant to Outside Directors from 3,000 shares to 9,000, (iv) increase the number of shares for the annual stock option grant to Investor Directors from 1,000 shares to 9,000, and (v) provide that each Outside Director and Investor Director who received an initial stock option grant prior to September 2, 1998 and is serving as a director at the time of shareholder approval of these amendments will receive an additional grant of 25,000 and 35,000 shares, respectively, and provide that each Outside Director and Investor Director who received an annual stock option grant prior to September 2, 1998 and is serving as a director at the time of shareholder approval of these amendments will receive an additional grant of 6,000 and 8,000 shares, respectively, effective upon shareholder approval of these proposed amendments to the 1990 Directors' Plan. If the proposed amendments to the Directors' Plan are approved by the Company's shareholders, each Outside Director will receive an increase of 6,000 shares to his annual stock option grant. The director so affected would be Thomas A. Sherby. Further, if the proposed amendments to the Directors' Plan are approved by the Company's shareholders, each Investor Director will receive an increase of 8,000 shares to his annual stock option grant. The director so affected would be Roy L. Rogers. In addition, if the proposed amendments to the Directors' Plan are approved by the Company's shareholders, each Outside Director and Investor Director who received an annual stock option grant prior to September 2, 1998 will receive an additional grant of 6,000 and 8,000 shares, respectively, effective upon shareholder approval. The directors so affected would be Dr. Sherby and Mr. Rogers. During fiscal 1999, options granted to all outside directors as a group are expected to total 108,000 shares. Employees of the Company are not eligible to participate in the Directors' Plan.

                            1988 STOCK OPTION PLAN

  Set forth below is a summary of the principal features of the 1988 Plan, as amended, which summary is qualified in its entirety by reference to the terms and conditions of the 1988 Plan. The Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail, a copy of the 1988 Plan. Any such request should be delivered as follows: Secretary, Silicon Valley Research, Inc., 6360 San Ignacio Avenue, San Jose, CA 95119.

SUMMARY OF THE PROVISIONS OF THE 1988 PLAN, AS AMENDED

  General. The 1988 Plan was adopted by the Board on May 16, 1988 and was approved by the Company's shareholders on August 23, 1988. As adopted, the 1988 Plan provided for the issuance of options to purchase up to 300,000 shares of Common Stock, plus any shares that were or that became available for issuance under the Company's 1984 Employee Stock Option Plan which expired in August 1989. Options to purchase 375,976 shares became available for issuance under the former 1984 Employee Stock Option Plan. To the extent that any outstanding option under the 1988 Plan expires or terminates prior to exercise in full, the shares of Common Stock for which such option is not exercised become available for future grants under the 1988 Plan. The Board and the shareholders have amended the 1988 Plan from time to time in order to increase the number of shares issuable thereunder. Accordingly, a total of 3,745,976 shares have been reserved for issuance under the 1988 Plan and as of July 8, 1998 there were approximately 1,162,565 shares available for future grants under the 1988 Plan (without taking into account the proposed share reserve increase).

  On April 21, 1998, the Board amended the 1988 Plan, subject to shareholder approval, to increase the number of shares authorized to be issued thereunder from 3,745,976 to 5,745,976. As of July 8, 1998, options to purchase 2,128,678 shares were outstanding under the 1988 Plan, with exercise prices ranging from $0.50 to $6.50, a weighted average exercise price of $0.70, and expiration dates ranging from March 23, 1999 to July 2, 2008 and approximately 55 persons were eligible to participate in the 1988 Plan.

  Eligibility. Options may be granted under the 1988 Plan to employees, officers, directors who are also employees, consultants, independent contractors and advisers of the Company, or of any parent, subsidiary or affiliate of the Company. Options granted under the 1988 Plan may be incentive stock options ("ISOs") within the meaning of section 422(b) of the Code or non-qualified stock options ("NQSOs"); however, only employees (including officers and directors who are also employees) of the Company, or a parent or subsidiary of the Company, may be granted ISOs. No person may be granted options under the 1988 Plan to purchase in excess of 250,000 shares in any fiscal year.

  Administration. The 1988 Plan may be administered by the Board or by a committee appointed by the Board. The Board or committee has discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the 1988 Plan.

  Terms and Conditions of Options. Each option granted under the 1988 Plan is evidenced by a written stock option grant between the Company and the optionee, specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1988 Plan. The exercise price of an option granted under the 1988 Plan must be at least 100% of the fair market value of the Company's Common Stock on the date of grant, except that for the grant of an option to a person holding 10% or more of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a "10% Shareholder") the exercise price must be at least 110% of the fair market value of the Company's Common Stock on the date of grant. As of July 8, 1998, the closing price the Company's Common Stock was $0.5625.

  Options granted under the 1988 Plan will become exercisable and vested at such times as specified by the Board or committee. Generally, options granted under the 1988 Plan become exercisable as the underlying shares vest. Generally, 20% of the shares subject to an option vest one year after the date of grant and the remaining shares in equal monthly installments over the following four years, subject to the optionee's continued employment or service. The maximum term of options granted under the Option Plan is ten years (except in the case of an option granted to a 10% Shareholder, which must be exercised within five years of the date of grant). Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

  Upon the termination of employment of an optionee for any reason other than death or disability, the optionee's option may be exercised to the extent (and only to the extent) that it was exercisable by the optionee on the date of termination, within three months of the date of termination or such shorter period as specified in the stock option grant. If the termination is due to the death or disability of an optionee, this exercise period is extended to 12 months from the date of termination, or such shorter period as specified in the stock option grant.

FEDERAL INCOME TAX INFORMATION

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the 1988 Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an option.

  ISOs. The optionee will recognize no income upon the grant of an ISO and incur no tax on its exercise (unless the optionee is subject to the alternative minimum tax (the "AMT") described below). If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for at least one year after the date the option was exercised and for at least two years after the date the option was granted, the optionee generally will realize mid-term or long-term capital gain or loss (rather than ordinary income or loss) upon the disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

  If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the difference between the fair market value of the ISO Shares on the date of exercise and the option exercise price will be treated as ordinary income. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be mid-term or long-term if the optionee's holding period is more than 12 months or 18 months, respectively. Any ordinary income recognized by the optionee upon the disposition of the shares should be deductible by the Company for federal income tax purposes.

  Alternative Minimum Tax. Generally, the difference between the fair market value of stock purchased by an exercise of an ISO (generally measured as of the date of exercise) and the amount paid for that stock upon exercise of an ISO is an adjustment to income for purposes of calculating the AMT (which is imposed only to the extent that it exceeds the taxpayer's regular tax). Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the AMT income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the AMT.

  NQSOs. An optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the optionee will include in income, as compensation, an amount equal to the difference between the fair market value of the shares on the date of exercise (in most cases) and the optionee's purchase price. The included amount will be treated as ordinary income by the optionee and may be subject to income and employment tax withholding by the Company (either by payment in cash by the optionee or withholding from the optionee's salary) if the optionee is an employee or former employee. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. A capital gain or loss will be mid-term or long-term if the optionee's holding period is more than 12 months or 18 months, respectively. The Company will generally be entitled to a deduction to the extent that the optionee recognizes ordinary income upon the exercise of a NQSO and the Company satisfies any applicable withholding and reporting requirements.

PROPOSED AMENDMENT

  The amendment to the 1988 Plan, if approved by the required vote of the shareholders of the Company at the Meeting, will increase the number of shares of the Company's Common Stock that may be issued under the 1988 Plan from 3,745,976 to 5,745,976.

                       1990 DIRECTORS' STOCK OPTION PLAN

  Set forth below is a summary of the principal features of the Directors' Plan, as amended, which summary is qualified in its entirety by reference to the terms and conditions of the Directors' Plan. The Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail, a copy of the Directors' Plan. Any such request should be delivered as follows: Secretary, Silicon Valley Research, Inc., 6360 San Ignacio Avenue, San Jose, CA 95119.

SUMMARY OF THE PROVISIONS OF THE PLAN AS AMENDED

  General. The Directors' Plan was adopted by the Board on May 14, 1990 and was approved by the Company's shareholders on July 10, 1990. As adopted, a total of 75,000 shares of Common Stock were reserved for issuance under the Directors' Plan. To the extent that any outstanding option under the Directors' Plan expires or terminates prior to exercise in full, the shares of Common Stock for which such option is not exercised become available for future grants under the Directors' Plan. The Board and the shareholders have amended the Directors' Plan from time to time in order to increase the number of shares issuable thereunder and to modify the provisions regarding the grant of nonqualified stock options to non-employee directors pursuant to the Directors' Plan. A total of 225,000 shares have been reserved for issuance under the Directors' Plan and as of July 8, 1998, there were approximately 155,500 shares available for future grants under the Directors' Plan.

  Administration. The Directors' Plan is administered by the Board or a duly appointed committee of the Board. However, under the Directors' Plan, as amended, the Board or the committee has no discretion to select the non-employee directors of the Company who are granted options under the Directors' Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options, except in the sense of administering the Directors' Plan subject to its provisions. The Board or committee is authorized to interpret the Directors' Plan and options granted under the Directors' Plan, and all such determinations of the Board or committee will be final and binding on all persons having an interest in the Directors' Plan or any option.

  Eligibility. The Directors' Plan provides for the automatic grant of stock options (as discussed below) to directors of the Company who are not at the time of option grant employees of the Company or of any parent or subsidiary corporation of the Company (the "Outside Directors"). As of July 8, 1998, options to purchase 59,500 shares were outstanding under the Directors' Plan, with exercise prices ranging from $0.8438 to $5.25, a weighted average exercise price of $2.1371, and expiration dates ranging January 24, 2001 to April 1, 2008. As of July 8, 1998, two Outside Directors were eligible to participate in the Directors' Plan.

  Automatic Grant of Options. The Directors' Plan presently provides that each Outside Director who is initially elected or appointed to the Board will automatically be granted an option to purchase 20,000 shares of the Company's Common Stock on the day immediately following such initial election or appointment; provided, however, that for Outside Directors who own 1% or more of the total combined voting power of the Company ("Investor Directors"), the option will be for 10,000 shares (the "Initial Option"). The Board amended the Directors' Plan, subject to shareholder approval, to provide that the size of the Initial Option for each Outside Director and each Investor Director elected after the date of this Annual Meeting will be 45,000 shares. In addition, the Board amended the Directors' Plan, subject to shareholder approval, to provide that each Outside Director and Investor Director who received an Initial Option prior to the date of this Annual Meeting will receive an additional grant of 25,000 and 35,000 shares, respectively, pursuant to the Directors' Plan, effective upon shareholder approval of the amendments, provided that he is serving as an Outside Director or Investor Director as of of this Annual Meeting. The Directors' Plan also currently provides for the automatic grant of an option to purchase 3,000 shares of the Company's Common Stock to each Outside Director (who is not an Investor Director) and the automatic grant of an option to purchase 1,000 shares of the Company's Common Stock to each Investor Director on April 1 of each year (the "Annual Option"). The Board has amended the Directors' Plan, subject to shareholder approval, to provide that the size of the Annual Option for each Outside Director and each Investor Director granted after the date of this Annual Meeting will be 9,000 shares. In addition, the Board has amended the Directors' Plan to provide that each Outside Director (who is not an Investor Director) and each Investor Director who received an Annual Option prior to the date of this Annual Meeting will receive an additional grant of 6,000 and 8,000 shares, respectively, pursuant to the Directors' Plan, effective upon shareholder approval of the amendments, provided that he is serving as an Outside Director or Investor Director as of the date of this Annual Meeting. In addition, the Directors' Plan provided for the grant of an option on February 11, 1997 to each Outside Director who was serving as a member of the Audit Committee of the Board on such date, which option was for 10,000 shares (reduced by the number of shares subject to any other options granted to the Outside Director on such date).

  Terms and Conditions of Options. The exercise price of any option granted under the Directors' Plan must equal the fair market value, as determined pursuant to the Directors' Plan, of a share of the Company's Common Stock on the date of grant. As of July 8, 1998, the closing price of the Company's Common Stock was $0.5625. Each option granted under the Directors' Plan is evidenced by a written agreement between the Company and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors' Plan. No option is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee ceases to be a director of the Company or in the event of a Transfer of Control of the Company, as discussed below. One-fourth of the shares subject to an option granted under the Directors' Plan generally become vested and exercisable one year after the date of grant and the remaining shares vest in equal monthly installments over a three-year period thereafter.

  Shares subject to an option granted under the Directors' Plan may be purchased for cash, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. During the lifetime of the optionee, the option may be exercised only by the optionee or the optionee's guardian or legal representative. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

  Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the shareholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company, (ii) a merger in which the Company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company. A Transfer of Control will also occur in the event of a liquidation or dissolution of the Company. In the event of a Transfer of Control of the Company, all shares subject to options outstanding under the Directors' Plan will become immediately exercisable and fully vested as of the date 10 days prior to such event. In addition, the Board may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") to either assume outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. Any options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

  Termination or Amendment. All options must be granted, if at all, by May 14, 2010, subject to shareholder approval of Proposal No. 3. The Board or committee may terminate or amend the Directors' Plan at any time, but, without shareholder approval, the Board may not amend the Directors' Plan to increase the total number of shares of Common Stock reserved for issuance thereunder or expand the class of persons eligible to receive options.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS' PLAN

  Each option granted under the Directors' Plan is a Non-qualified Stock Option ("NQSO"). An optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the optionee will include in income, as compensation, an amount equal to the difference between the fair market value of the shares on the date of exercise (in most cases) and the optionee's purchase price. The included amount will be treated as ordinary income by the optionee. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. A capital gain or loss will be mid-term or long-term if the optionee's holding period is more than 12 months or 18 months, respectively. The Company will generally be entitled to a deduction to the extent that the optionee recognizes ordinary income upon the exercise of a NQSO and the Company satisfies any applicable withholding and reporting requirements.

PROPOSED AMENDMENTS

  The amendment to the 1990 Directors' Stock Option Plan, if approved by the required vote of the shareholders of the Company at the Meeting, will extend the term of the Directors' Plan to expire on May 14, 2010 and will (i) increase the number of shares for the initial stock option grant to non-employee directors who own less than 1% of the total combined voting power of the Company ("Outside Directors") from 20,000 shares to 45,000, (ii) increase the number of shares for the initial stock option grant to non-employee directors who own 1% or more of the total combined voting power of the Company ("Investor Directors") from 10,000 shares to 45,000, (iii) increase the number of shares for the annual stock option grant to Outside Directors from 3,000 shares to 9,000, (iv) increase the number of shares for the annual stock option grant to Investor Directors from 1,000 shares to 9,000, and (v) provide that each Outside Director and Investor Director who received an initial stock option grant prior to September 2, 1998 and is serving as a director at the time of shareholder approval of these amendments will receive an additional grant of 25,000 and 35,000 shares, respectively, and provide that each Outside Director and Investor Director who received an annual stock option grant prior to September 2, 1998 and is serving as a director at the time of shareholder approval of these amendments will receive an additional grant of 6,000 and 8,000 shares, respectively, effective upon shareholder approval of these proposed amendments to the 1990 Directors' Plan.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING

  Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received at the Company's principal office not later than April 2, 1999, and satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                                OTHER BUSINESS

  The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the accompanying notice. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors

                                          Robert R. Anderson
                                          Chairman

Dated July 31, 1998

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                   EXHIBIT A

  The proposed amendment to the Articles effecting the increase in the number of shares of Common Stock authorized for issuance and the Reverse Stock Split is as follows:

  This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock", and referred to herein either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock is 60,000,000 without par value and the number of shares of Preferred Stock is 1,000,000 without par value. Upon amendment of this Article to read as herein set forth, each three (3) shares of outstanding Common Stock are converted into and reconstituted as one (1) share of Common Stock.

                         SILICON VALLEY RESEARCH, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert R. Anderson or Laurence G. Colegate, Jr., or either of them, as proxies, with full power of substitution, to vote all shares of Silicon Valley Research, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company's corporate headquarters, located at 6360 San Ignacio Avenue, San Jose, California 95119, on Wednesday, September 2, 1998, at 2:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxy or his substitute may do by virtue hereof, and the undersigned authorizes and instructs said proxy to vote as specified below.

The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Shareholders to be held on September 2, 1998, (2) the accompanying Proxy Statement, and (3) the Annual Report of the Company for the fiscal year ended March 31, 1998.

           (Continued and to be dated and signed on the other side)

                          PLEASE DATE, SIGN AND MAIL
                   YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                         SILICON VALLEY RESEARCH, INC.

                               SEPTEMBER 2, 1998



           THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED.
          IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR
                          PROPOSALS 1, 2, 3, 4 AND 5.


[X] Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4 AND 5.

                                        For    Withheld     Nominees:
1.  Election of Directors               [_]      [_]          Robert R. Anderson
                                                              Roy L. Rogers
                                                              Thomas A. Sherby
                                                              James O. Benouis

For all nominees except as noted below.

_____________________________________________


                                                          For   Against  Abstain
2.  To approve an amendment to the Company's Amended
    and Restated Articles of Incorporation to increase
    the number of shares of common stock authorized
    from 40,000,000 to 60,000,000.                        [_]     [_]      [_]

3.  To approve an amendment to the Company's 1988
    Stock Option Plan to increase the number of shares
    to be issued thereunder from 3,745,976 to 5,745,976.  [_]     [_]      [_]

4.  To approve amendments to the Company's 1990
    Directors' Stock Option Plan to extend the term
    thereof, increase the number of shares subject to
    the initial and annual option grants and to provide
    for additional option grants.                         [_]     [_]      [_]

5.  To approve an amendment to the Company's Amended and
    Restated Articles of Incorporation to effect within
    six months of the 1998 Annual Meeting of Shareholders
    a one-for-three reverse stock split of the
    outstanding shares of the Company's common stock.     [_]     [_]      [_]

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Mark here for change of address and note at left.     [_]

    Mark here if you plan on attending the annual
    meeting in person.                                    [_]

    Mark here if you do not plan on attending the annual
    meeting in person.                                    [_]


Signature(s)__________________________________________ Dated:____________, 1998.
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.